Exhibit 99.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO THE

EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

I, Dennis J. Zember Jr., Executive Vice President and Chief Financial Officer of Ameris Bancorp (“Ameris”), certify, based on my knowledge, that:

(i) The compensation committee of Ameris has discussed, reviewed and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Ameris;

(ii) The compensation committee of Ameris has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Ameris and has identified any features of the employee compensation plans that pose risks to Ameris and has limited those features to ensure that Ameris is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Ameris to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of Ameris will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Ameris will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Ameris;

(B)	Employee compensation plans that unnecessarily expose Ameris to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Ameris to enhance the compensation of an employee;

(vi) Ameris has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (“bonus payments”), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial documents or any other materially inaccurate performance metric criteria;

(vii) Ameris has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) Ameris has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) Ameris and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO or an executive officer with a similar level of responsibility were properly approved;

(x) Ameris will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) Ameris will disclose the amount, nature and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Ameris will disclose whether Ameris, the board of directors of Ameris or the compensation committee of Ameris has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Ameris has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) Ameris has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Ameris and Treasury, including any amendments; and

(xv) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment or both.

Dated:	March 1, 2013	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.,
Executive Vice President and Chief Financial Officer
(principal accounting and financial officer)